Exhibit 99.01
FOR IMMEDIATE RELEASE:

Contact Information:
Company Contact	Investor Relations
Michael P. Scarpelli	Jennifer Jarman
Chief Financial Officer	The Blueshirt Group
510-580-8730	415-217-7722
mscarpelli@lexar.com	jennifer@blueshirtgroup.com
Lexar Announces Preliminary Fourth Quarter Financial Results
FREMONT, CA, February 13, 2006 — Lexar Media, Inc. (Nasdaq: LEXR), a leading marketer and manufacturer of high-performance digital media and accessories, today announced preliminary results for the fourth quarter ended December 31, 2005.
Fourth quarter net revenues are expected to be in a range of approximately $240 to $245 million, compared with $189 million in net revenues for the same period last year and $189 million for the third quarter of 2005. The Company further expects to report overall gross margins in the range of 6% to 8%, with product gross margins in the range of 3% to 5%, for the quarter and a net loss in the range of $17 to $21 million or $0.21 to $0.26 per share for the quarter, as compared to net loss of $63.3 million in the same period last year and a net profit of $2.1 million in the third quarter of 2005.
The Company attributes the loss expected for the fourth quarter primarily to higher cost of goods sold. Cost of goods sold were impacted by a lower than anticipated sell through of higher margin products which remained in the channel at December 31, 2005; inventory reserves booked in the quarter as a result of the Company’s response to competitive pricing pressures in the first quarter of 2006; and reserves taken against inventory for slow moving and obsolete products due to changes in market demand and marketing strategy. Furthermore, operating expenses were higher than planned, principally due to higher than anticipated legal and professional fees in the quarter.

These expected results are based on preliminary information and the Company does not intend to hold a conference call regarding the preliminary results. To facilitate the completion of the Company’s accounting analysis of inventory and other reserves, the conference call previously scheduled to discuss the outcome for the fourth fiscal quarter and full year following the release of its quarterly financial results on February 16, 2006 will now be held on Monday, March 6, 2006 at 2:00 p.m.
To participate on the live call, analysts and investors should dial 800-218-0713 at least ten minutes prior to the call. The call will also be webcast and can be accessed from the investor relations section of the Company’s web site at www.lexar.com. A telephonic replay will also be available until 11:59 p.m. PT on Wednesday, March 8, 2006 by dialing 800-405-2236 and entering the passcode: 11050719#.
About Lexar Media, Inc.
Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 93 issued or allowed controller and system patents, and licenses its technology to companies including Olympus Corporation, Samsung Electronics Co., Ltd., SanDisk Corporation and Sony Corporation. Lexar sells its memory products worldwide and through an exclusive agreement, also sells memory cards under the Kodak brand. Headquartered in Fremont, California, Lexar has operations in countries around the world. More information is available at www.lexar.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include, among others, statements related to our anticipated financial results for the fourth quarter ended December 31, 2005. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: that the determination of our anticipated financial results for the fourth quarter, including the impact of various factors on our net loss and gross margins, is based on preliminary information, which is subject to change; our operating results, including our gross margins, are difficult to predict and may fluctuate significantly; if we are unable to effectively manage our inventory, our operating results will be negatively impacted; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins or market share; future average selling prices may continue to erode due to excess industry capacity and extreme price competition which may impact our gross margins and our ability to maintain our position at our retail accounts; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or if we are unable to effectively manage distributor channels and relationships and changes in market conditions, our operating results will be harmed; our licensing revenues may fluctuate significantly and we may be unable to secure new license or royalty revenue; increased competition in the digital media market may lead to a decrease in our revenues and market share; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in litigation, and may become involved in additional litigation, the outlook of which is highly uncertain, that could divert management’s time and attention, be time-consuming and expensive to defend or limit our access to important technology. Readers should also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2005, filed with the Securities and Exchange Commission on November 9, 2005. We assume no obligation to update the forward-looking information contained in this news release.
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NOTE: Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.
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